EXHIBIT 3.13

ARTICLES OF INCORPORATION

OF

THE HON COMPANY

The undersigned, acting as incorporator of a Corporation under the Iowa Business Corporation Act, adopts the following Articles of Incorporation for the Corporation:

ARTICLE 1.

Section 1.01.  Name.  The name of the Corporation is The HON Company.  (As amended 12/20/99.)

ARTICLE 2.

Section 2.01.  Purposes and Powers.  The purposes for which the Corporation is organized include engaging in any or all lawful business.  The Corporation shall have unlimited power to engage in and transact, and to do any lawful act concerning or incidental to, any or all such business.

ARTICLE 3.

Section 3.01.  Authorized Shares.  The aggregate number of shares which the Corporation shall have authority to issue is 100,100 shares, consisting of 100 shares designated as "preferred stock" or "preferred shares" and 100,000 shares designated as "common stock" or "common shares."

Section 3.02.  Voting Rights.  The preferred shareholders shall have no voting rights, and the vote or consent of the preferred shareholders shall not be required with respect to any matter, except that the preferred shareholders shall have the right to vote on any matter as to which the Iowa Business Corporation Act expressly requires that they be permitted to vote notwithstanding any contrary provisions of the Articles of Incorporation.

        Cumulative voting shall not be permitted or be effective at any meeting of shareholders.

Section 3.03.  Priority of Preferred Shares in Event of Dissolution or Liquidation.  In the event of any voluntary or involuntary dissolution or liquidation of the Corporation, then after due payment or provision for payment of the debts and other liabilities of the Corporation, and before any distribution shall be made to the common shareholders, the preferred shareholders shall be entitled to receive, out of the net assets of the Corporation, $10.00 for each preferred share and no more.  After due payment or provision for payment of the debts and other liabilities of the Corporation and all amounts which the preferred shareholders shall be entitled to receive, all remaining net assets of the Corporation, or the proceeds thereof, shall be distributed to the holders of the common shares in proportion to their respective holdings thereof.  If, upon any such dissolution or liquidation, the net assets of the Corporation distributable among the preferred shareholders shall be insufficient to pay in full the preferential amounts to which such shareholders shall be entitled, then such net assets, or the proceeds thereof, shall be distributed to the preferred shareholders in proportion to the preferential amounts which would be payable to the preferred shareholders upon such distribution if all such amounts were paid in full.

ARTICLE 4.

Section 4.01.  Registered Office and Agent.  The address of the registered office of the Corporation is 408 East Second Street, Muscatine, Muscatine County, Iowa 52761, and the name of its registered agent at such address is Steven M. Bradford.  (As changed 7/21/08.)

ARTICLE 5.

Section 5.01.  Number of Directors.  The number of Directors shall be fixed by the By-laws.  The By-laws may fix the number of Directors either by stating the number, or a maximum and minimum number, or by providing that the number of Directors shall be the number determined by the common shareholders from time to time as provided in the By-laws.

Section 5.02.  Removal of Directors.  At any meeting of shareholders, the common shareholders may remove any or all Directors at will, with or without cause and with or without notice, by the vote required by these Articles of Incorporation.  The vacancy or vacancies in the Board of Directors caused by such removal may be filled as provided in the By-laws.

Section 5.03.  Delegation; Indemnification.  Any or all duties and powers of the Board of Directors (including, without limitation, the duty and power to manage the business and affairs of the Corporation and all duties and powers imposed or conferred by the Iowa Business Corporation Act) may be delegated by the By-laws or by the Board of Directors to one or more officers, committees, or persons.  The By-laws may contain provisions for indemnification and advancement of expenses.

Section 5.04.  Limitation of Directors' Personal Liability.
No Director or any person who, while a Director of the Corporation, is or was serving at the request of the Corporation as a Director, officer, partner, trustee, employee, or agent, including heirs and personal representatives, or another foreign or domestic corporation, joint venture, trust, other enterprise, or employee benefit plan, shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a Director, provided that any such Director's liability shall not be eliminated or limited for:

        a.  A breach of the Director's duty of loyalty to theCorporation or its shareholders;

        b.  Acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;

        c.  A transaction from which the Director derives an improper personal benefit; or

        d.  An improper act prohibited in Section 833 of the Iowa Business Corporation Act, as amended from time to time.

No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 6.

Section 6.01.  Vote Required for Action.  The affirmative vote of the holders of a majority of the total outstanding shares of common stock entitled to vote shall be required and shall be sufficient to adopt any motion or resolution or take any action at any meeting of shareholders (including, without limitation, election or removal of Directors; any amendment to these Articles of Incorporation or the By-laws; any action with respect to which the Iowa Business Corporation Act requires the vote or concurrence of a greater or lesser proportion of the shares; and any matter which is submitted to a vote at a meeting of shareholders, whether or not such submission is required by law, by action of the Board of Directors, or by agreement).

However, the By-laws may provide that action may be taken on any or all procedural matters by the vote of a lesser proportion of the common stock.

This Section shall not be construed to require that any matter or action be submitted to a vote of shareholders or be authorized by the shareholders, if such submission or authorization would not be required in the absence of this Section.

Section 6.02.  Amendments to Articles of Incorporation.  The shareholders reserve the right from time to time to amend these Articles of Incorporation, by the vote required by these Articles of Incorporation and in the manner now or hereafter permitted by the Iowa Business Corporation Act or other applicable law, whether or not the amendment constitutes or results in a fundamental change in the purposes or structure of the Corporation or in the rights or privileges of shareholders or others or in any or all of the foregoing.  All rights and privileges of shareholders or other are subject to this reservation.

Any proposed amendment to these Articles of Incorporation may be modified or revised in any manner and to any extent by the common shareholders at the meeting at which the proposed amendment to the Articles of Incorporation is submitted to the shareholders.  If the proposed amendment as modified or revised is adopted by the common shareholders, it shall be effective even though the modification or revision is proposed at the meeting and was not included in the notice or summary of the proposed amendment.

Wherever used in these Articles of Incorporation with respect to the Articles of Incorporation, the word "amend," "amended," or "amendment" includes and applies to the amendment, alteration, or repeal of any or all provisions of the Articles of Incorporation or the adoption of new or restated Articles of Incorporation.

Section 6.03.  By-laws; Shareholders' Power to Amend.  The power to amend the By-laws of the Corporation is reserved exclusively to the common shareholders of the Corporation.  Subject to this reservation, the procedure to amend the By-laws shall be as provided in the By-laws.  Wherever used in these Articles of Incorporation with respect to the By-laws, the word "amend," "amended," or "amendment" includes and applies to the amendment, alteration, or repeal of any or all provisions of the By-laws or the adoption of new By-laws.

Section 6.04.  Effect of Articles of Incorporation and By-laws.  Each shareholder, by the act of becoming or remaining a shareholder of the Corporation or acquiring additional shares of the Corporation, shall be deemed to have accepted and agreed to all provisions of these Articles of Incorporation and the By-laws, as amended from time to time.  These Articles of Incorporation and the By-laws shall constitute a contract among the shareholders and the Corporation, which may be amended as provided in these Articles of Incorporation and the By-laws.  All provisions of the By-laws of the Corporation shall have the same force and effect as if such provisions were included in full in these Articles of Incorporation.  No provision of the By-laws shall be construed as having any lesser force or effect by reason of being included in the By-laws rather than in the Articles of Incorporation.

Any shareholder, regardless of the period of time during which he or she has been a shareholder, shall have the right to examine the Articles of Incorporation and By-laws of the Corporation in person or by agent or attorney at any reasonable time and to make extracts.  Upon written request of any shareholder, the Corporation shall mail a copy of the Articles of Incorporation and By-laws to him or her within a reasonable time.